Exhibit 99.1

October 12, 2021

PACIFIC WESTERN BANK ANNOUNCES CLOSE OF ACQUISITION OF HOMEOWNERS
ASSOCIATION Services Division FROM MUFG UNION BANK, N.A.

FOR IMMEDIATE RELEASE

LOS ANGELES, CALIFORNIA

PacWest Bancorp (Nasdaq: PACW) (“PacWest”) announced today that its wholly-owned banking subsidiary, Pacific Western Bank (the “Bank”), completed the acquisition of MUFG Union Bank, N.A.’s (“Union Bank”) Homeowners Association (“HOA”) Services Division effective on October 8, 2021. The system conversion was completed over the weekend of October 9th – 11th. The HOA Services Division provides a full range of banking services to community management companies and their homeowners associations. This acquisition significantly expands the Bank’s existing HOA banking practice, which provides lockbox, electronic receivables processing and other financial services to HOA management companies.

Under the terms of the Purchase and Assumption Agreement, the Bank acquired certain assets and assumed certain liabilities related to Union Bank’s HOA Services Division for cash consideration of approximately $255 million, which represents the aggregate of a 5.9% deposit premium and the net book value of certain acquired assets and assumed liabilities. At closing, there were approximately $4.1 billion of deposits related to Union Bank’s HOA Services Division and approximately $6.4 million in related loans. As of June 30, 2021, on a pro forma consolidated basis, the combined company would have had approximately $39 billion in total assets.

“We are very pleased to complete this acquisition, which significantly enhances our position catering to the specialized banking needs of community management companies and the HOA clients they serve,” said Matt Wagner, PacWest’s President and CEO. “The HOA business unit’s high-quality, low-cost deposits will further diversify the Bank’s existing core deposits and provide an additional attractive funding source in a rising rate environment.”

ABOUT PACWEST BANCORP

PacWest Bancorp (“PacWest”) is a bank holding company with over $34 billion in assets headquartered in Los Angeles, California, with an executive office in Denver, Colorado, with one wholly-owned banking subsidiary, Pacific Western Bank (the “Bank”). The Bank has 69 full-service branches located in California, one branch located in Durham, North Carolina, and one branch located in Denver, Colorado. The Bank provides community banking products including lending and comprehensive deposit and treasury management services to small and medium-sized businesses conducted primarily through our California-based branch offices and Denver, Colorado branch office. The Bank offers national lending products including asset-based, equipment, and real estate loans and treasury management services to established middle-market businesses on a national basis. The Bank also offers venture banking products including a comprehensive suite of financial services focused on entrepreneurial and venture-backed businesses and their venture capital and private equity investors, with offices located in key innovative hubs across the United States. The Bank also offers financing of non-owner-occupied investor properties through Civic Financial Services a wholly-owned subsidiary. For more information about PacWest Bancorp or Pacific Western Bank, visit www.pacwest.com.

CONTACTS

Matthew P. Wagner President and CEO 303.802.8900	Bart R. Olson Executive Vice President and CFO 714.989.4149	William J. Black Executive Vice President Strategy and Corporate Development 919.597.7466